The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
July 11, 2007	Crystal B. Leiderman

Director, Investor Relations
800-847-5322

THE ALLIED DEFENSE GROUP RECEIVES AMMUNITION ORDERS EXCEEDING $170 MILLION

VIENNA, Virginia, July 11,, 2007 – The Allied Defense Group, Inc. (AMEX: ADG) today announced that its Ammunition and Weapon Effects (AWE) segment, has successfully negotiated several new orders with various clients in Europe, North America and other export markets, with a total expected value exceeding $170 million over a three year period. Of the $170 million, the segment has already received firm contracts totaling more than $90 million with for delivery during 2007 and 2008.

The firm contracts call for the delivery of a diverse range of ammunition, ranging from 25mm cannon and recoilless rifle ammunition to 105mm Howitzer projectiles. Also included are repeat orders for the proprietary 90mm MK8 and 120mm mortar rounds, as well as orders for many items won in open competition. AWE has also obtained a contract, with a new customer, for the development of ammunition for the 115mm tank gun.

The follow-on options, worth approximately $80 million, are subject to formal awards by our clients, and these are anticipated to occur during 2008.

Major General (Ret) John J. Marcello, President and Chief Executive Officer of The Allied Defense Group, stated, “We have been expecting these orders for a long time and are pleased to announce that they have been awarded to The Allied Defense Group. We believe that AWE’s propriety technologies and market position were an impetus for the contracts, validating AWE’s value as a critical ammunition supplier. We are emerging from a two year depressed business cycle due to a delay in the receipt of these large contracts, but during this time we have made progress to improve operational processes so that we can operate more profitably going forward. We have materially restructured operations at our largest subsidiary and continue to improve the efficiency of our other operations. These new orders are expected to drive strong revenue growth over the next three years, and the extended delivery period for a large portion of the orders will allow easier production planning and improved operational efficiency.

“The restructured AWE organization maintains key strategic advantages and continues to target new and exciting markets in an effort to improve both revenue and earnings performance. As militaries throughout the world search for lighter, more strategically mobile weapon systems, AWE, through its Belgian subsidiary, MECAR SA, provides attractive solutions in its complete family of modern 90mm and 105mm ammunition, as well as its 120mm high pressure mortar ammunition. Recently, the Company’s 90mm MK8 was selected by the Belgian government for its Armored Infantry Vehicle (AIV) program, which will begin service in 2008.”

Major General Marcello continued, “We are also proud to receive repeat orders from existing customers for the Company’s new non-incendiary smoke round technology, which improves safety when firing ammunition from short ranges and also reduces collateral damage in urban environments.

“AWE’s ability to bring new products to market faster than its competitors sets it apart. A great example is the 120mm Multi-Function Urban Combat tank round which will be available shortly. The Company continues to innovate and expects that new product introductions coupled with improved operational stability will help the Company grow its business on a go forward basis”, concluded Major General Marcello.

About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers. The AWE Division consists of MECAR SA, MECARUSA and Titan Dynamics.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

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